Exhibit 10.2

ABITIBIBOWATER INC. 2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT, dated as of [Insert Date]1 (the “Date of Grant”) is made by and between AbitibiBowater Inc., a Delaware corporation (the “Company”), and                      (“Participant”).

WHEREAS, the Company has adopted the AbitibiBowater Inc. 2010 Equity Incentive Plan (the “Plan”), pursuant to which restricted stock units may be granted in respect of shares of the Company’s common stock, par value $0.001 per share (“Stock”); and

WHEREAS, the Human Resources and Compensation/Nominating and Governance Committee of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the restricted stock unit award provided for herein to Participant subject to the terms set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Unit.

(a) Grant. The Company hereby grants to Participant [            ] restricted stock units (the “RSUs”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Initial Grant”). Each RSU represents the right to receive one share of Stock as of the Settlement Date (defined in Section 2(b)), to the extent the Participant is vested in such RSUs as of the Settlement Date, subject to the terms of this Agreement and the Plan.

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

(c) Acceptance of Agreement. Unless Participant notifies the Company’s Corporate Secretary in writing within 14 days after the Date of Grant that Participant does not wish to accept this Agreement, Participant will be deemed to have accepted this

[1]	For emergence date grants, first day following end of the 30 day calendar period beginning on the date AbitibiBowater Inc.’s common stock are listed on the New York Stock Exchange.

Agreement and will be bound by the terms of the Agreement and the Plan. Any such notice may be given to the Corporate Secretary at the Company’s principal executive office.

2.	Terms and Conditions.

(a) Vesting. Subject to continued employment with the Company or any Affiliate or Subsidiary, twenty five percent (25%) of the RSUs (rounded to the nearest whole restricted stock unit) shall vest on each of the first four anniversaries of the Date of Grant2 (each such date, a “Vesting Date”).

(b) Settlement. The obligation to make payments and distributions with respect to RSUs shall only be satisfied through the issuance of one share of Stock for each vested RSU (the “settlement”) and the settlement of the RSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Company undertakes and agrees not to exercise its right under the Plan to settle the RSU in any other means other than Stock. RSUs shall be settled as soon as practicable after the applicable Vesting Date (the “Settlement Date”), but in no event later than March 15 of the year following the year in which the Vesting Date occurs. Notwithstanding the foregoing, the payment dates set forth in this Section 2(b) have been specified for the purpose of complying with the short-term deferral exception of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.

(c) Dividend Equivalents and Voting Rights. Participant will from time to time be credited with additional RSUs (including a fractional RSU), the number of which will be determined by dividing:

(i) The product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis during the Vesting Period by the number of RSUs recorded in Participant’s account on the record date for payment of any such dividend, by

(ii) The Fair Market Value of one (1) share of Stock on the dividend payment date for such dividend.

[2]	For emergence date grants, the vesting period will begin on the date on which the Company emerged from creditor protection, namely December 9, 2010.

Subject to continued employment with the Company or any Affiliate or Subsidiary, the additional RSUs shall vest at the same time and on the same proportion as the Initial Grant. No additional RSUs shall be accrued for the benefit of Participant with respect to record dates occurring prior to, or with respect to record dates occurring on or after the date, if any, on which Participant has forfeited the RSUs. Participant shall not be a shareholder of record with respect to the RSUs and shall have no voting rights with respect to the RSUs.

3.	Termination of Employment.

(a) Retirement and Involuntary Termination. If the Participant’s employment with the Company or any Affiliate or Subsidiary terminates as a result of “Retirement”, or involuntary termination by the Company or any Affiliate or Subsidiary without Cause (whether or not the Participant is eligible for Retirement and other than due to Disability or death), then the Participant shall become vested in a prorated number of RSUs. For purpose of the preceding, the prorated portion of the RSUs that is vested as of the Participant’s date of termination, including the portion of the RSUs then already vested, shall be the total number of granted and credited RSUs multiplied by a fraction, the numerator of which shall be the number of full months elapsed from the Date of Grant3 through the date of the Participant’s termination of employment (or, if later, the last day of any severance period during which Participant is receiving salary continuation) and the denominator of which shall be 48. The term “Retirement” shall mean termination of employment on or after age 55.

(b) Death. If the Participant’s employment with the Company or any Affiliate or Subsidiary terminates due to the Participant’s death, then, in addition to the RSUs vested as of the date of death under Section 2(a), the RSUs scheduled to vest on the next scheduled Vesting Date shall also vest on the date of death.

(c) Disability. If the Participant becomes eligible for long-term disability benefits under a plan sponsored by the Company, an Affiliate or a Subsidiary, then, in addition to the RSUs then vested, the RSUs scheduled to vest on the next scheduled Vesting Date shall also vest on the first date of the long-term disability period. For the avoidance of doubt, RSUs shall continue to vest during any short-term disability period.

(d) Other Termination. If the Participant’s employment with the Company, all Affiliates and Subsidiaries terminates for Cause or resignation (before Retirement eligibility) then all outstanding RSUs, whether vested but unsettled or unvested, shall immediately terminate.

Notwithstanding anything contained to the contrary in this Section 3, in no event shall any RSUs be settled prior to the applicable Vesting Date except if otherwise determined by the Company.

[3]	For emergence date grants, the period for determining any prorata amount will begin on the date on which the Company emerged from creditor protection, namely December 9, 2010.

4. Compliance with Legal Requirements. The granting and settlement of the RSUs, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, provincial, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

(a) Transferability. Unless otherwise provided by the Committee in writing, the RSUs shall not be transferable by Participant other than by will or the laws of descent and distribution.

(b) No Rights as Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Stock subject to RSUs.

(c) Tax Withholding. All distributions under the Plan are subject to withholding of all applicable federal, state, provincial, local and foreign taxes, and the Committee may condition the settlement of the RSUs on satisfaction of the applicable withholding obligations. For distributions occurring during a blackout period under the Company’s insider trading policy, the Company shall arrange for the sale of a number of shares of Stock to be delivered to the Participant to satisfy the applicable withholding obligations. Such shares of Stock shall be sold on behalf of the Participant through the Company’s transfer agent on the facilities of the New York Stock Exchange or through the facilities of any other exchange on which the Company’s Stock is listed at the time of such sale.

5.	Miscellaneous.

(a) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(b) Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the Corporate Secretary at the Company’s principal executive office.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee,

consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.

(e) Beneficiary. The Participant other than a Participant residing in the Province of Québec, may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. Any notice should be made to the attention of the Corporate Secretary of the Company at the Company’s principal executive office. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be Participant’s beneficiary.

(f) Québec Participant. The Participant residing in the Province of Québec may only designate a beneficiary by will. Upon the death of the Participant residing in the Province of Québec, the Company shall settle the RSUs pursuant to Section 2(b) of this Agreement to the liquidator, administrator or executor of the estate of the Participant.

(g) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 9 of the Plan.

(i) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(j) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

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IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.

ABITIBIBOWATER INC.

By:
Name:
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